SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) May 4, 2004

The Liberty Corporation

(Exact name of Registrant as Specified in Charter)

South Carolina	1-5846	57-0507055

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

135 South Main Street, Greenville, SC		29601

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code		(864) 241-5400

n/a

(Former Name or Former Address, if Changed Since Last Report)

ITEM 12. DISCLOSURE OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     [LIBERTY CORPORATION LETTERHEAD]

For further information: Howard Schrott, 864-241-5400

LIBERTY CORPORATION REPORTS FIRST QUARTER RESULTS

Greenville, SC (May 4, 2004) — The Liberty Corp. (NYSE: LC) today reported financial results for the quarter ended March 31, 2004. Liberty owns and operates 15 network-affiliated television stations along with other ancillary businesses.

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LC Reports First Quarter Results

May 4, 2004

     Net income for the quarter was $4.6 million, or $0.24 per diluted share, as compared with $3.4 million, or $0.17 per diluted share, for the same period of the prior year. For the quarter, operating income was $8.1 million compared with $5.5 million in the prior-year period.

     For the quarter, net revenue was $47.8 million compared with $43.9 million for the prior-year first quarter, an increase of nine percent. Broadcast operating profit for the quarter was $17.2 million, compared with $14.6 million in the prior year, an increase of 18 percent. A reconciliation of broadcast operating profit to operating income is presented below.

     “We opened 2004 with strong results,” said Hayne Hipp, Chief Executive Officer of Liberty. “Our core local and national business, excluding political, was up six percent for the quarter. Including political spending, revenue was up nine percent. We are encouraged by the general economic tenor in our markets and continue to believe that the Liberty stations are in the best position to take advantage of increased demand for advertising, which we expect will follow.”

     Broadcast operating profit, a measurement of earnings, is used by the Company to evaluate the operating performance of its media properties, and is not a measure of financial performance under generally accepted accounting principles (GAAP). Broadcast operating profit is not a standardized measure and may be calculated in a number of ways. Liberty defines broadcast operating profit as operating income plus depreciation and amortization, net losses on disposed assets, cash earned in excess of revenue recorded on network affiliation contracts, non-cash compensation, and corporate cash expenses.

     A major group broadcaster, Liberty owns fifteen network-affiliated television stations, including eight NBC affiliates (WAVE-TV, Louisville, KY; WIS-TV, Columbia, SC; WLBT-TV, Jackson, MS; WFIE-TV, Evansville, IN; WSFA-TV, Montgomery, AL; KCBD-TV, Lubbock, TX; WALB-TV, Albany, GA and KPLC-TV, Lake Charles, LA); five ABC affiliates (KLTV-TV, Tyler, TX; KTRE-TV, the satellite affiliate of KLTV in Lufkin, TX; WLOX-TV, Biloxi, MS; WWAY-TV, Wilmington, NC and KAIT-TV, Jonesboro, AR); and two CBS affiliates (WTOL-TV, Toledo, OH and KGBT-TV, Harlingen, TX).

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LC Reports First Quarter Results

May 4, 2004

     For further information about Liberty, visit the corporate website, http://www.libertycorp.com

*     *     *     *     *

     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information contained herein or in any other written or oral statements made by, or on behalf of the Company, is or may be viewed as forward-looking. The words “expect,” “believe,” “anticipate” or similar expressions identify forward-looking statements. Although the Company has used appropriate care in developing any such forward-looking information, forward-looking information involves risks and uncertainties that could significantly impact actual results. These risks and uncertainties include, but are not limited to, the following: changes in national and local markets for television advertising; changes in general economic conditions, including the performance of financial markets and interest rates; competitive, regulatory, or tax changes that affect the cost of or demand for the Company’s products; and adverse litigation results. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments, or otherwise.

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THE LIBERTY CORPORATION
Income Statement Information

	Three Months Ended
	March 31,
(In 000’s, except per share data)	2004	2003
	(Unaudited)
REVENUES
Station revenues (net of commissions)	$44,600	$40,879
Cable advertising and other revenues	3,231	3,055

Net revenues	47,831	43,934
EXPENSES
Operating expenses	30,239	29,204
Amortization of program rights	1,735	1,716
Depreciation and amortization of intangibles	4,492	4,300
Corporate, general, and administrative expenses	3,303	3,242

Total operating expenses	39,769	38,462
Operating income	8,062	5,472
Net investment income (loss)	(650)	(104)
Interest expense	(20)	—

Income before income taxes	7,392	5,368
Provision for income taxes	2,772	2,013

Net income	$4,620	$3,355

Diluted earnings per common share	$0.24	$0.17

Weighted average common dilutive shares	18,910	19,337

Actual common and common equivalent shares outstanding at end of period	18,697	19,175

SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$105,398	$50,088
Debt outstanding	$55,000	$—
RECONCILIATION OF OPERATING INCOME TO BROADCAST OPERATING PROFIT:
Operating income per income statement	$8,062	$5,472
Add:
Depreciation and amortization	4,492	4,300
Adj. for network compensation due vs. accrued	921	1,234
Net loss (gain) on disposals	(18)	—
Non-cash compensation	891	1,240
Corporate cash expenses	2,873	2,398

Broadcast operating profit	$17,221	$14,644

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE LIBERTY CORPORATION
By:	/s/ Martha Williams
	Name:	Martha Williams
	Title:	Vice President, General Counsel and Secretary
May 4, 2004